Exhibit 10.45

ROYAL CARIBBEAN CRUISES LTD.
2008 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANTEE:
DATE OF GRANT:
NUMBER OF RESTRICTED STOCK UNITS GRANTED
This Restricted Stock Unit Agreement (the “Agreement”) is dated as of _________________, (the “Grant Date”) and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and ____________________, an employee of the Company and/or its Affiliates (the “Grantee”).

This Agreement is pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended and restated (the “Plan”), with respect to the number of Restricted Stock Units (“Units”) specified above. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement consists of this document and the Plan. The obligation of the Company pursuant to this Agreement is that of an unfunded and unsecured pledge to transfer to Grantee, as of the applicable Vesting Date, legal title and ownership of shares of Stock of the Company (the “Shares”).

Grantee and the Company agree as follows:

Application of Plan; Administration	This Agreement and Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.
Vesting
Unless sooner Vested in accordance with the terms of the Plan or Schedule A hereto, the Units will become Vested Units on the dates and in the respective amounts set forth below and will no longer be subject to forfeiture (each such date, including any date where shares vest on an accelerated basis pursuant to Schedule A, referred to herein as a “Vesting Date”):

	Vesting Dates	Shares
	____, 20__ (“First Vesting Date”)	_____________
	____, 20__ (“Second Vesting Date”)	_____________
	____, 20__ (“Final Vesting Date”)	_____________

Rights as Shareholder	Grantee will not be entitled to any privileges of ownership of Shares of Stock of the Company underlying Grantee’s Units unless and until they actually Vest.

Dividends	Unless otherwise determined by the Committee, the Units include a right to dividend equivalents equal to the value of any dividends paid on the Shares for which the dividend record date occurs between the Grant Date and the date the Units are settled. Subject to vesting, each dividend equivalent entitles a Grantee to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the Units that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the Units to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the Units.
Settlement of Units
(a) Time of Settlement. This Agreement will be settled by the delivery to Grantee of one Share for each Vested Unit as of each Vesting Date.

(b) Termination Prior to Vesting Date. Unless otherwise specified in the Plan, if Grantee has a Termination of Service prior to any Vesting Date other than by reason of his/her death or Disability, Grantee will forfeit Units that have not Vested. If Grantee has a Termination of Service by reason of his/her death or Disability, all Units that have not Vested shall immediately Vest.

(c) Issuance of Shares. Shares due and payable to Grantee under the terms of this Agreement shall be issued as of the applicable Vesting Date. Such shares may be subject to restrictions on transferability to the extent set forth in Schedule A hereto.

Transferability	Grantee’s Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of Grantee’s Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.
Taxes
(a) FICA/Medicare Taxes. U.S. employees of the Company and/or its Affiliates will be subject to FICA/Medicare tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.

(b) U.S. Federal Income Taxes. U.S. employees of the Company and/or its Affiliates will be subject to U.S. federal income tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.

(c) Tax Consequences for Non-U.S. Residents. Grantees who are neither citizens nor resident aliens of the U.S. should consult with their financial/tax advisor regarding both the U.S. and non-U.S. tax consequences of the receipt of this award and subsequent settlement/receipt of the Shares.

(d) Grantee will be solely responsible for the payment of all such taxes, as well as for any other state, local or non-U.S. taxes that may be related to Grantee’s receipt of the Units and/or Shares.

Restrictive Covenants
The Grantee acknowledges and recognizes that his or her services to be rendered to the Company and/or its Affiliates are of a special and unusual character that have a unique value to Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of Grantee, and because of the confidential information to be obtained by or disclosed to Grantee, and as a material inducement to Company providing this grant of Units to Grantee, Grantee agrees to the provisions of Schedule B attached hereto (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Grantee and the Company or any of its Affiliates, including but not limited to, any employment agreement between Grantee and the Company or any of its Affiliates.

Miscellaneous
(a) This Agreement shall not confer upon an employee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.

 (b) Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Grantee’s rights under this Agreement without Grantee’s consent.

(c) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. (d) To the extent not preempted by U.S. federal law, this Agreement shall be governed and interpreted in accordance with the laws of the State of Florida, except that no effect shall be given to any conflicts of laws principles that would require the application of the laws of a state or territory other than Florida. Additionally, the Parties agree that the federal and state courts located in the Southern District of Florida or Miami-Dade County, Florida will have personal jurisdiction over them to hear all disputes regarding, or related to, this Agreement. The Parties further agree that venue will be proper only in the Southern District of Florida or Miami-Dade County, Florida and they waive all objections to that venue.

Additional Terms for Participants in China
To the extent Grantee (i) is employed by the Company or one of its Affiliates in and (ii) is a citizen of the People’s Republic of China, the Units shall be subject to such additional or substitute terms as shall be set forth in Schedule C attached hereto.

By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Restricted Stock Unit Agreement as of the Date of Grant specified above.

Royal Caribbean Cruises Ltd.	Grantee:

By: ______________________________	___________________________

SCHEDULE A

ACCELERATED VESTING INTO REQUIREMENT

1.	For purposes of this Agreement, the following terms shall, when capitalized, have the following meanings:

“Applicable Age Requirement” means the age of 62 or above.

“Applicable Service Requirement” means 15 years of continuous employment by the Company.

“Grant Date Qualifying Grantee” means a Grantee who meets both of the Qualifying Criteria as of the Grant Date.

“Qualifying Criteria” means, collectively, the Applicable Age Requirement and the Applicable Service Requirement.

2.	If Grantee is a Grant Date Qualifying Grantee, then, notwithstanding the vesting schedule set forth in “Vesting”, 100% of the Units shall vest on the First Vesting Date.

3.	If Grantee is not a Grant Date Qualifying Grantee but meets both of the Qualifying Criteria prior to the Final Vesting Date, all Units that have not Vested in accordance with the vesting schedule set forth in “Vesting” shall immediately Vest on the first anniversary of the first date Grantee meets both of the Qualifying Criteria.

4.	(a) Grantee hereby acknowledges and agrees that he or she shall not sell, assign, pledge, transfer or otherwise dispose of any of the Shares issued in respect of the Vested Units issued in accordance with Section 2 or 3 above earlier than the Vesting Dates that would have applied to such Units but for the application of this Schedule A. By way of example, a Grant Date Qualifying Grantee whose shares vest on an accelerated basis pursuant to Section 2 above shall be eligible to sell up to 1/3 of the Shares starting on the First Vesting Date, up to 2/3 of the Shares starting on the Second Vesting Date, up to all of the Shares on the Final Vesting Date.
(b) The book entry or certificate representing the Shares issued in accordance with this Schedule A shall contain a notation or bear the following legend noting the existence of the restrictions on transfer.
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c) Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

SCHEDULE B

RESTRICTIVE COVENANTS

Grantee hereby covenants and agrees that Grantee will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges), for the period set forth in Table B-1 below corresponding with Grantee’s position level as of the Grant Date (the “Restricted Period”):
(1)serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in (or preparing to engage in) cruises, with a minimum fleet size of 500 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity;
(2)employ or seek to employ any person who is then employed or retained by the Company or its Affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Grantee’s employment with the Company); or
(3)solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Company or its Affiliates at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Company or any of its Affiliates.
The Restricted Period begins running immediately following the termination of Grantee’s employment under any circumstance and shall be tolled during any period that Grantee is in breach of any of the restrictive covenants in this Schedule B so that the Company is provided with the full benefit of the full Restricted Period. The restrictions in sub-section (1) above do not apply where prohibited by applicable law.
During Grantee’s employment and following the termination of Grantee’s employment for any reason, Grantee shall not, at any time, directly or indirectly, (i) make derogatory or disparaging statements about the Company or its Affiliates, or their officers, directors, board members, employees, agents, or assigns, (ii) publish, provide, or approve any unauthorized statements about or relating to the Company or its Affiliates or their officers, directors, board members, employees, agents, or assigns, or (iii) take any actions that might reasonably be considered to be detrimental to the Company or its Affiliates or their officers, directors, board members, employees, agents, or assigns.
Employee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees and for the protection of the business of Company. Grantee acknowledges that he or she is qualified to engage in businesses other than that described in the first paragraph of this Schedule B. It is the belief of the parties, therefore, that the best protection that can be given to Company that does not in any way infringe upon the rights of Grantee to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Grantee of this Schedule B, the parties agree that the restrictions contained herein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.
[Table B-1 – Restricted Periods]

SCHEDULE C

ADDITIONAL TERMS AND CONDITIONS

This Schedule C includes special terms and conditions applicable to Participants who are employed in and a citizen of the People’s Republic of China. These terms and conditions are in addition to or substitute for, as applicable, those set forth in the Agreement. Any capitalized term used in this Schedule C without definition shall have the meaning ascribed to such term in the Agreement.

Mandatory Sale Restriction
The Grantee acknowledges and agrees that, due to regulatory requirements in China, the Grantee shall be required to sell any Shares acquired under this Agreement and then owned by the Grantee within 90 days following the date the Grantee has a Termination of Service (the “Sale Cut-off Date”). In this regard, to the extent that any Shares issued hereunder remain in the Grantee’s brokerage account established by the Company with E*TRADE Financial Services Inc. or any successor designated broker utilized by the Company from time to time (the “Designated Broker”) as of the Sale Cut-Off Date, the Grantee authorizes the Company to instruct the Designated Broker to sell such Shares on the Sale Cut-Off Date or as soon as administratively feasible thereafter. The Grantee acknowledges that neither the Company nor its Designated Broker is obligated to arrange for the sale of the Shares at any particular price, that the Shares may be sold as part of a block trade with other Participants in which all Participants receive an average price and that, upon the sale of the Shares, the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items, will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions
The Grantee understands and agrees that, pursuant to local exchange control requirements, the Grantee (i) is not permitted to transfer any Shares acquired under this Agreement out of the account established by the Grantee with the Designated Broker and (ii) will be required to repatriate all cash proceeds resulting from the Grantee’s participation in the Plan, including cash dividends paid by the Company on Shares acquired under this Agreement and/or the sale of such Shares (together, the “cash proceeds”). The Grantee further understands that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or one of its subsidiaries and the Grantee hereby consents and agrees that all cash proceeds may be transferred to such special account prior to being delivered to the Grantee and that any interest earned on the cash proceeds prior to distribution to the Grantee will be retained by the Company to partially offset the cost of administering the Plan. The Grantee understands that the cash proceeds may be paid to the Grantee from this special account in U.S. dollars or in local currency, at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, the Grantee understands that he or she will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, the Grantee acknowledges that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. The Grantee agrees to bear the risk of any exchange conversion rate fluctuation between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the cash proceeds to local currency. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.